As filed with the Securities and Exchange Commission on May 3, 2023

Registration No. 333-266369

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PPG INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0730780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

PPG Industries, Inc.

One PPG Place

Pittsburgh, Pennsylvania 15272

(412) 434-3131

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anne M. Foulkes, Esq.

Senior Vice President and General Counsel

PPG Industries, Inc.

One PPG Place

Pittsburgh, Pennsylvania 15272

(412) 434-3131

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

With a Copy to:

Kristen L. Stewart, Esq.

Jeffrey W. Acre, Esq.

K&L Gates LLP

K&L Gates Center

210 Sixth Avenue

Pittsburgh, Pennsylvania 15222

(412) 355-6500

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐(Do not check if a smaller reporting company)	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

PPG Industries, Inc., a Pennsylvania corporation (the “Company”), is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (File No. 333-266369 (the “Registration Statement”)), which was filed by the Company with the Securities and Exchange Commission on July 28, 2022, to deregister the offering of any and all securities, registered but unsold or otherwise unissued as of the date hereof, under the Registration Statement. The Registration Statement registered the offering of an indeterminate amount of debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts or units, or any combination of these securities (collectively, the “Securities”), having an aggregate initial public offering price not to exceed $2,000,000,000. No Securities were offered pursuant to the Registration Statement.

The Company hereby deregisters the offering of the $2,000,000,000 in aggregate initial public offering price of Securities of the Company previously registered by the Company pursuant to the Registration Statement. As a result of this deregistration, no Securities may be offered pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on May 3, 2023.

PPG INDUSTRIES, INC.

By:	/s/ Vincent J. Morales
Name:	Vincent J. Morales
Title:	Senior Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to Form S-3 in reliance upon Rule 478 under the Securities Act of 1933.